[n-sar]fff-shv.ex
For a period ending (a) September 30, 1995
File number (c) 811-4605



                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders

      An  Annual  Meeting of Stockholders was held on July 31,  1995.   At  such
meeting the Stockholders elected two directors and ratified the selection of independent accountants.